PROSPECTUS




                            WLR FOODS, INC.
             DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

     This Prospectus relates to 2,250,000 shares of common stock, no par value (the Common Stock) of WLR Foods, Inc. (WLR Foods or the Company) which have been registered and which are reserved for issuance under WLR Foods' Dividend Reinvestment and Stock Purchase Plan (the Plan). Shares of WLR Foods' Common Stock may be purchased without payment of brokerage commissions, fees or related administrative charges, either with automatically reinvested dividends, with an Initial Cash Payment, or with Optional Cash Payments. The price of such shares shall be market value, determined as provided in the Plan.

     WLR Foods Common Stock is listed on the National Market System of the National Association of Securities Dealers' Automated Quotation System (NASDAQ/NMS). The closing price of the Common Stock on March 19, 1999, as reported by the National Market System, was $8 per share.

     An investor may enroll in the Plan by completing the enclosed Authorization Form and returning it to WLR Foods, Inc., Director of Shareholder Services, who will serve as Administrator of the Plan.
The Administrator can be reached at the corporate offices of the Company, P.O. Box 7000, Broadway, Virginia 22815-7000 (540-896-0425).
Additional information may be obtained from the Company's website at www.wlrfoods.com.

     For certain investment considerations associated with the Common Stock, see "Investment Considerations," page 3.

                       _________________________

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       ________________________

            The date of this Prospectus is March 19, 1999.

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                         AVAILABLE INFORMATION

     WLR Foods is subject to the informational requirements of the Securities Exchange Act of 1934 (the Exchange Act) and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (Commission). Reports, proxy statements and other information filed by WLR Foods can be inspected and copied at the public reference facilities of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following Regional Offices: 75 Park Place, New York, New York 10278, and 219 South Dearborn Street, Chicago, Illinois 60604. Copies can be obtained by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.


            INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission are incorporated by reference in this Prospectus: (1) the Company's Annual Report on Form 10-K for the year ended June 27, 1998 (File No. 0-17060); (2) all other reports filed by the Company pursuant to Sections 13 or 15(d) of the Exchange Act since June 27, 1998; and (3) the description of the Company's Common Stock contained in its Registration Statement on Form 8-A (File No. 0-17060) and amendment to Form 8 filed September 21, 1990, including any further amendment or report filed subsequent to the date of this Prospectus and prior to the termination of the offering described herein for the purpose of updating such description. All documents filed by WLR Foods pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering described herein shall be deemed to be incorporated by reference into this Prospectus and to be part hereof from the date of the filing of such documents.

     The Company will provide, without charge, to each person to whom this Prospectus is delivered, on the request of any such person, a copy of the Company's last annual report to shareholders or any documents incorporated herein by reference (other than exhibits to such documents). Requests for such copies should be directed to Director of Shareholder Services, WLR Foods, Inc., P.O. Box 7000, Broadway, Virginia 22815-7000 (540-896-0425), or by e-mail at mullinse@wlrfoods.com.

     No person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offering made hereby and, if given or made, such information or representation must not be relied upon as having been authorized by WLR Foods. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the
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registered securities to which it relates or an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction where it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the information contained herein since the date hereof.


                           THE COMPANY

     WLR Foods, a Virginia corporation, is a fully-integrated provider of turkey and chicken products with operations in Virginia, West Virginia, Pennsylvania and North Carolina. The mailing address of the Company's principal executive offices is P.O. Box 7000, Broadway, Virginia 22815-7000, and its telephone number is (540) 896-7001.


                       INVESTMENT CONSIDERATIONS

The following factors should be considered in evaluating an investment in the Common Stock.


                      Nature of Poultry Industry

The poultry industry is influenced by a considerable number of uncontrollable conditions including disease, weather, and prices of both commodity grain and poultry. Although the Company places great emphasis on disease control through bio-security measures and testing, it is not immune to the risks of avian influenza, salmonella, spiking mortality, and other disease. No assurances can be given that disease, or adverse publicity associated with the threat of disease, may not negatively affect the demand for poultry and poultry products.

The poultry industry, both as to the poultry itself and the commodities, such as grain, used in the industry, is subject to the adverse effects of bad weather, such as drought and extreme heat or cold. Although the Company has taken steps to minimize the effects of weather on its chickens and turkeys, the Company has little control over the adverse effect of bad weather on the price of grain which is used to make feed, the largest single cost of the Company's operations. Additionally, the prices of corn and soybeans are subject to other influences, such as government programs and foreign competition.

Although poultry prices are affected by these costs of production, as with any meat product, poultry prices are controlled more by supply and demand, making the poultry industry highly competitive. The pricing of poultry products is so competitive that any company with a
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cost advantage is in a favorable competitive position.  Seasonal increases in production and demand contribute to fluctuations in prices.


             DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

     The following is a question and answer statement of the Dividend Reinvestment and Stock Purchase Plan of WLR Foods. Certain definitions used in the Plan are set forth beginning on page 14.


Purpose

     1.   What is the purpose of the Plan?

     The principal purpose of the Plan is to provide current and potential investors in the Company with a convenient method of investing cash payments and cash dividends, if any, in shares of WLR Foods Common Stock without payment of any brokerage commission or service charge. The Common Stock may either be purchased in the open market by an Independent Agent, or directly from WLR Foods in the Company's sole discretion. To the extent shares are purchased directly from WLR Foods, the Plan will also provide a means of raising new capital for WLR Foods.

     The last cash dividend paid by the Company was paid on February
7, 1997.


Investment in the Plan

     2.   What funds may a Participant invest in the Plan?

     Participants may (a) have cash dividends, if any, on all, or less than all, of their shares of Common Stock automatically reinvested in additional shares of Common Stock each quarter; (b) make an initial investment in shares of Common Stock with an Initial Cash Payment of at least $250, and no more than $20,000, per account; or (c) if already a holder of record of shares of Common Stock, purchase additional shares of Common Stock with Optional Cash Payments of at least $100, up to a total of $20,000 per account per calendar year, whether or not any dividends are being reinvested. Full investment of funds is possible because the Plan permits fractions of shares, as well as full shares, to be credited to Participants' accounts. Dividends on all of the shares of Common Stock, full and fractional, held for a Participant's account under the Plan are automatically reinvested in additional shares of Common Stock. For income tax information, see Questions 23-26.
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     No commission or service charge is paid by Participants in connection with purchases under the Plan. However, brokerage commissions paid by WLR Foods on behalf of Participants will be reported to the Internal Revenue Service as income to the Participants.


Purchase and Pricing of Shares

     3.   Who purchases the shares for the Plan?

     Open market purchases of Common Stock will be made by an Independent Agent to be retained by WLR Foods. New issue shares of Common Stock may be acquired directly from WLR Foods at its option.

     4.   When will purchases of Common Stock be made?

     If Common Stock is purchased directly from WLR Foods, the Common Stock will be issued on the first Friday of each calendar month (the Investment Date). If Common Stock is purchased in the open market, the Independent Agent shall purchase the stock during a period beginning five days before the Investment Date and ending on the fifteenth calendar day of the month in which the Investment Date falls (Investment Period).

     5. What will be the price of Common Stock purchased by Participants under the Plan?

     WLR Foods will have sole discretion as to whether Common Stock purchased under the Plan will be purchased in the open market by the Independent Agent or purchased directly from WLR Foods. The Administrator will notify the Independent Agent prior to the commencement of the Investment Period with respect to each Investment Date whether to purchase shares for the Plan in the open market or whether shares will be purchased directly from WLR Foods.

     If Common Stock is purchased in the open market, the price per share will be the weighted average price, excluding brokerage commissions, paid by the Independent Agent for all shares purchased during the Investment Period for the applicable Investment Date. All open market purchases will be made at the lowest current independent offer quotation reported on NASDAQ/NMS, and WLR Foods will pay any administrative costs, brokerage fees, and commissions. If Common Stock is purchased directly from WLR Foods, the price per share will be the average of the best bid and asked prices of the Common Stock as quoted by NASDAQ/NMS on the applicable Investment Date. If shares are purchased both in the open market and directly from WLR Foods with respect to an Investment Date, the price paid by Participants for the
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shares so purchased will be the weighted average price of all shares.


Administration

     6.   Who administers the Plan for Participants?

     The Shareholder Services Department of WLR Foods administers the Plan for WLR Foods. The Administrator keeps a continuing record of Participants' accounts, sends quarterly Statements of Account to Participants, and performs for Participants other duties relating to the Plan. Common Stock purchased under or transferred to the Plan will be registered in the name of a nominee, which may be a nominee of WLR Foods or of an affiliate of WLR Foods.


Participation

     7.   Who is eligible to participate?

     Any person or entity, whether or not a holder of record of WLR Foods Common Stock, is eligible to participate in the Plan. In order to elect to have dividends reinvested, beneficial owners of Common Stock whose shares are registered in names other than their own (for instance, in the name of a broker or bank nominee) must first have their shares transferred into their names.

     8.   Can beneficial owners reinvest their dividends?

     Certain brokers may permit the beneficial owners of Common Stock to reinvest their dividends in shares of Common Stock under their own plan. Any such dividend reinvestment may be on terms and conditions which differ from those set forth in this Prospectus, in which case the terms and conditions set by each such broker shall govern. The Company shall not be responsible for the terms of any such participation, including the tax consequences thereof. The term "Participant" as used in this Prospectus refers to investors participating directly in the Plan.

     9.   How does an investor participate?

     An investor may join the Plan by filling out the accompanying Authorization Form and returning it to WLR Foods, Inc., Attention:
Director of Shareholder Services, P.O. Box 7000, Broadway, Virginia 22815-7000. An Authorization Form may be obtained at any time by written request to the Shareholder Services Department, or by calling the Department at (540) 896-0425.
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     10.  When may an investor join the Plan?

     An investor may join the Plan at any time. All Initial or Optional Cash Payments received prior to the commencement of an Investment Period will be used to purchase shares as of the next Investment Date or Investment Period, as the case may be. Reinvestment of dividends will begin as of the next Dividend Payment Date if an authorization Form is received by the Administrator before the record date for such dividend.

     11.  What does the Authorization Form provide?

     By marking the appropriate spaces on the Authorization Form, an investor may choose among the following investment options:

     Initial Cash Payment -- For investors who are not presently holders of record of WLR Foods Common Stock, make an Initial Cash
Payment of at least $250, and no more than $20,000, per account.

     Full Dividend Reinvestment -- For investors who are presently holders of record of WLR Foods Common Stock, reinvest dividends on all shares of Common Stock held.

     Partial Dividend Reinvestment -- For investors who are presently holders of record of WLR Foods Common Stock, reinvest dividends on less than all shares of Common Stock held, and continue to receive any cash dividends on the other shares.

     Optional Cash Payment -- For investors who are presently holders of record of WLR Foods Common Stock, make Optional Cash Payments at any time of at least $100, up to a total of $20,000 per account per calendar year.

     Safekeeping -- Deposit any or all Common Stock certificates with the Plan Administrator for safekeeping at the time of initial enrollment in the Plan, or at any later time.

     Under all of the options, any dividends on shares of Common Stock credited to a Participant's account under the Plan will automatically be reinvested in additional shares of Common Stock.

     12. May a Participant change investment options after becoming a Participant?

     Yes. A Participant may change investment options at any time by signing a new Authorization Form and returning it to the Administrator. The change in participation will become effective on the same basis as an initial enrollment in the Plan (see Question 10).

     If a Participant elects to participate through the reinvestment of dividends but later decides to change the number of shares on which
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dividends are being reinvested, the Authorization Form indicating such change of options will be effective as of the next Dividend Payment Date provided it is received by the Administrator no later than the record date corresponding to such Dividend Payment Date. In addition, a Participant may stop all investment by written notice of withdrawal. The notice will be effective to stop investment as of the next
Dividend Payment Date following the Company's receipt of the notice provided it is received by the Administrator no later than the record date corresponding to such Dividend Payment Date.


Initial Cash Payment and Optional Cash Payment

     13.  How do the Initial Cash Payment and Optional Cash
          Payment features work?

     Investors, whether or not holders of record of WLR Foods Common Stock, may become Participants by making an investment in the Plan as follows:

     Investors who are not holders of record of WLR Foods Common Stock may make an Initial Cash Payment of at least $250, and no more than $20,000, per account. Investors who are holders of record of WLR Foods Common Stock may make Optional Cash Payments at any time, whether or not any dividends on shares of record are being reinvested. The amount of each Optional Cash Payment may vary, but each payment must be at least $100, and the total Optional Cash Payments invested may not exceed $20,000 per account per calendar year.

     When enrolling in the Plan, an Initial Cash Payment may be made by enclosing a check or money order drawn on a United States bank and made payable in United States dollars to the order of WLR Foods, Inc. The Initial Cash Payment, together with the Authorization Form, should be sent to the Administrator. Thereafter, Optional Cash Payments may be made by sending a check or money order drawn on a United States bank and payable in United States dollars to the order of WLR Foods, Inc. along with the stub attached to the most recent Statement of Account or a letter indicating the Participant's account number.

     The portion of any Initial Cash Payment and/or Optional Cash Payment which exceeds $20,000 for any single account in a calendar year, or any Initial Cash Payment of less than $250, or Optional Cash Payment of less than $100, will be returned. Likewise, Participants making an Initial Cash Payment or an Optional Cash Payment may not specify the number of shares of Common Stock to be purchased. Any Initial Cash Payment or Optional Cash Payment received by the Administrator not conforming to these requirements will be returned to
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the Participant by the Administrator as soon as practicable without interest.

     14.  When will an Initial Cash Payment or Optional Cash
          Payment be invested?

     An Initial Cash Payment or Optional Cash Payment received prior to the commencement of an Investment Period will be used to purchase additional shares of Common Stock as of the Investment Date or Investment Period, as the case may be, next following receipt of the Initial Cash Payment or Optional Cash Payment. No interest will be paid on an Initial Cash Payment or Optional Cash Payment pending investment.


Costs

     15. Are there any expenses to Participants in connection with purchases under the Plan?

     There are no brokerage fees for Participants who purchase shares of Common Stock under the Plan. All costs of administration of the Plan will be paid by WLR Foods.


Reports to Participants

     16. What kind of reports will be sent to Participants in the Plan?

     Each Participant in the Plan will receive a quarterly Statement of Account. These statements are a Participant's continuing record of the cost of purchases and should be retained for income tax purposes.

     In addition, Participants will receive from WLR Foods the same information as every other shareholder, such as the Annual Report, the Notice of Annual Meeting and Proxy Statement, and the Internal Revenue Service Form 1099-DIV reporting dividends paid and reinvested on shares registered in their names.
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Certificates for Shares

     17. Will certificates be issued for shares of Common Stock held by the Plan?

     Certificates for shares of Common Stock held by the Plan will not be issued to Participants unless requested. The number of shares credited to a Participant's account under the Plan will be shown on the Statement of Account. This convenience protects against loss, theft, or destruction of certificates.

     Certificates for any number of whole shares credited to a Participant's account under the Plan will be issued upon the written request of such Participant. A Participant may also withdraw shares by marking the appropriate box on the reverse side of the stub attached to his Statement of Account. Any such request should be signed by the Participant and mailed to the Administrator. The issuance of such certificates will not terminate the Participant's continuation in the Plan provided at least one whole share remains in the Participant's account. Any remaining full shares and fraction of a share will stay in the Participant's account.

     Shares credited to the account of a Participant under the Plan may not be pledged as collateral. A Participant who wishes to pledge such shares must request that certificates for such shares be issued in the Participant's name.

     An institution that is required by law to maintain physical possession of certificates may request a special arrangement regarding the issuance of certificates for Common Stock purchased under the Plan. This request should be mailed to WLR Foods, Inc., Attention:
Director of Shareholder Services, P.O. Box 7000, Broadway, Virginia
22815-7000.

     Certificates for fractions of shares will not be issued under any circumstances.

     18. In whose name will certificates be registered when issued?

     Accounts under the Plan are maintained in the names in which certificates of the Participants are registered at the time they enter the Plan. Consequently, certificates for whole shares issued upon the request of Participants will be identically registered.
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Safekeeping

     19. May a Participant transfer shares of Common Stock registered in his name into a Plan account for safekeeping?

     Yes. To protect against a Participant's certificates being lost, misplaced, or stolen, a Participant may deposit free of charge any or all of his Common Stock certificates with the Administrator (see Question 6) for safekeeping. Such shares will be treated in the same manner as shares purchased through the Plan. If a Participant wishes to use this safekeeping service, the Participant should mark the appropriate box on the Authorization Card and return it to the Administrator together with the certificate or certificates. The certificate should not be endorsed. Delivery of certificates is at the risk of the shareholder, and, for delivery by mail, insured registered mail with return receipt requested is recommended. The transfer of such shares will be reflected on the Participant's next Statement of Account. Participants may withdraw some or all of their shares from the custody of the Administrator at any time by requesting in writing that a certificate be issued for some or all of the full shares held by the Administrator as described in Question 17.


Withdrawal

     20.  When may a Participant withdraw from the Plan?

     A Participant may withdraw from the Plan at any time. The notice will be effective to stop the reinvestment of dividends as of the next Dividend Payment Date following the Company's receipt of the notice provided the notice is received by the Administrator no later than the record date corresponding to such Dividend Payment Date.

     21.  How does a Participant withdraw from the Plan?

     To withdraw from the Plan, a Participant must write to WLR Foods, Inc., Attention: Director of Shareholder Services, P.O. Box 7000, Broadway, Virginia 22815-7000, notifying WLR Foods that the Participant wishes to withdraw from the Plan and giving his account number. The stub attached to the Statement of Account may be used for this purpose. Withdrawal may be accomplished by marking the appropriate box on the back of the stub and signing and returning the stub to WLR Foods' Shareholder Services Department. When a Participant withdraws from the Plan, or upon termination of the Plan by WLR Foods, certificates for whole shares credited to the Participant's account under the Plan will be issued and a cash adjustment will be made for any fraction of a share.
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     22.  What happens to a fraction of a share when a
          Participant withdraws from the Plan or the Plan is terminated?

     When a Participant withdraws from the Plan, a cash adjustment representing any fraction of a share will be mailed directly to the Participant. This cash adjustment will be the average of the best bid and asked prices of the Common Stock as quoted by NASDAQ/NMS on the withdrawal date. Fractional adjustments would also be made upon termination of the Plan.


Income Tax Information

     23. What are the federal income tax consequences of participation in the Plan?

     A Participant whose dividends are reinvested under the Plan will be treated for federal income tax purposes as having received a dividend equal to the sum of his reinvested dividends and the brokerage commission allocable to such purchases (such commissions being so treated whether such purchases are with reinvested dividends or with an Initial Cash Payment or Optional Cash Payment). Each of the year-end statements on Form 1099-DIV sent to each Participant annually by WLR Foods will indicate the total amount of dividends paid on the Company's shares held for the Participant's account under the Plan and on all shares registered in the Participant's name on the corporate books of the Company. Each Form 1099-DIV sent by WLR Foods also will indicate the total amount of dividends paid on shares held for the Participant's account under the Plan and any brokerage commission paid by WLR Foods on behalf of the Participant.

     The tax basis for Common Stock purchased with reinvested dividends will equal the amount of such dividends plus the amount of brokerage commissions allocable to such purchase. The tax basis of shares purchased with any Initial Cash Payment or Optional Cash Payment will be the amount of such Initial Cash Payment or Optional Cash Payment plus the amount of brokerage commissions allocable to such purchase. A Participant's holding period for shares of Common Stock acquired through the Plan will begin on the day following the purchase of such shares.

     A Participant who receives, upon withdrawal from or termination of the Plan, a cash adjustment for a fraction of a share will realize a gain or loss with respect to such fraction. Gain or loss will also be realized by the Participant when whole shares are sold or exchanged by the Participant after the shares have been withdrawn from the Plan. The amount of such gain or loss will be the difference between the amount which the Participant receives for the shares or fraction of a share, and the tax basis thereof. In addition to reporting to the
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Internal Revenue Service dividends as described above, WLR Foods is also required to file information returns on Form 1099-B reporting sales of shares of Common Stock during each year made on behalf of Participants.

     24. What provision is made for foreign shareholders whose dividends are subject to income tax withholding?

     In the case of foreign shareholders whose dividends are subject to United States income tax withholding, WLR Foods will apply the net amount of any dividend which is being reinvested by such Participants, after the deduction of taxes, to the purchase of shares of Common Stock.

     An Initial Cash Payment or Optional Cash Payment received from them must be by check or money order drawn on a United States bank and payable in United States dollars and will be invested in the same manner as Initial Cash Payments or Optional Cash Payments from other Participants.

     25. When will a Participant be subject to 31% backup withholding?

     A Participant will have withheld 31% of his dividends if (i) he fails to certify to WLR Foods on a Form W-9 that the Participant is not subject to backup withholding, (ii) he fails to certify that the taxpayer identification number provided is correct, or (iii) the Internal Revenue Service notifies WLR Foods that the Participant is subject to backup withholding.

     26. What are the state income tax consequences of participation in the Plan?

     State income tax laws vary. Participants should consult with their own income tax advisors to determine the applicable state income tax consequences of participation in the Plan.


Other Information

     27. What happens when a Participant who is reinvesting cash dividends on all or part of the shares of Common Stock registered in the Participant's name sells or transfers a portion of such shares or acquires more shares?

     If a Participant who is reinvesting cash dividends on all of the shares of Common Stock registered in the Participant's name disposes of a portion of such shares, WLR Foods will continue to reinvest any dividends on the remainder of the shares. If a Participant who has elected full dividend reinvestment for his shares acquires more shares of Common Stock, registered identically, any dividends on such new
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shares will also be reinvested without further action by the
Participant.

     If a Participant who is reinvesting dividends on less than all of the shares of Common Stock registered in the Participant's name disposes of a portion of such shares, WLR Foods will continue to reinvest any dividends on the remainder of the shares up to the number of shares originally authorized. For example, if the Participant authorized WLR Foods to reinvest cash dividends on 50 shares of Common Stock of a total of 100 shares of Common Stock registered in the Participant's name, and then the Participant disposes of 25 shares, WLR Foods will continue to reinvest cash dividends on 50 of the remaining 75 shares. If, instead, the Participant disposes of 75 shares of Common Stock, WLR Foods will continue to reinvest cash dividends on all of the remaining 25 shares. If the Participant then acquires additional shares of Common Stock so that his holdings of record again total more than 50 shares of Common Stock, WLR Foods will be guided by the Participant's original instructions and reinvest dividends from 50 shares, and the Participant will receive a check for dividends on the shares of record in excess of 50.

     28. What happens when a Participant sells or transfers all registered stock?

     If a Participant disposes of all shares of Common Stock registered in the Participant's name, any dividends on the shares credited to the Participant's account under the Plan will continue to be reinvested until the Participant notifies WLR Foods that the Participant wishes to withdraw from the Plan.

     29. How many shares are available to be sold by WLR Foods under the Plan?

     Two million two hundred fifty thousand shares of Common Stock have been reserved by WLR Foods for issuance under the Plan.

     30. What happens if WLR Foods has a rights offering, issues a stock dividend, or declares a stock split?

     A Participant's entitlement in a Common Stock rights offering will be based upon his total holdings of Common Stock--those shares of Common Stock registered in the Participant's name, if any, on the books of WLR Foods and those credited to his account under the Plan. Rights with respect to all shares will be mailed directly to the Participant. However, rights will be issued to the Participant for the number of whole shares only, and no rights shall be issued based on a fraction of a share.
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     Stock dividends distributed on shares of Common Stock held and registered in the name of a Participant on the books of WLR Foods, as well as shares distributed on account of any split of such shares, will be mailed directly to the Participant. Stock dividends on shares of Common Stock credited to a Participant's account in the Plan, or upon any split of such shares, will be credited to the Participant's account.

     31. How will a Participant's shares be voted at meetings of shareholders?

     Each Participant will receive a proxy for the total number of shares of Common Stock held--both the shares of Common Stock registered in the Participant's name and the shares of Common Stock credited to the Participant's account under the Plan. If the proxy is returned properly signed and marked for voting, all of the Participant's full and fractional shares--those registered in the Participant's name and those credited to the Participant's account under the Plan--will be voted as marked. The total number of full and fractional shares may also be voted in person at a meeting.

     If no instructions are received on a properly signed proxy with respect to any item thereon, all of a Participant's whole shares will be voted in accordance with the recommendation of the Board of Directors and the management of WLR Foods, just as for non-participating shareholders who return proxies and do not provide instructions. If the proxy is not returned, or if it is returned unsigned, none of the Participant's shares will be voted, unless the Participant or the Participant's duly authorized representative votes in person.

     Voting rights are vested exclusively in the holders of the Common Stock, except as expressly provided to the contrary in WLR Foods' charter, or as otherwise required by law.

     32. What is the responsibility of the Administrator and Independent Agent under the Plan?

     The Administrator and Independent Agent, in administering the Plan on behalf of WLR Foods, will not be liable for any act done in good faith without negligence, nor will they be liable for any non-negligent good faith omission to act.

     Participants should recognize that WLR Foods cannot assure them of a profit or protect them against a loss on the shares held or purchased by them under the Plan.
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     33.  May the Plan be changed or discontinued?

     WLR Foods reserves the right to suspend, modify, or terminate the Plan at any time. All Participants will receive notice of any such suspension, modification, or termination.


Definitions

     Administrator - the Shareholder Services Department of WLR Foods.

     Authorization Form - provided by the Administrator; used to begin or change participation in the Plan.

     Dividend Payment Date - the date on which Common Stock dividends are paid.

     Independent Agent - a broker-dealer registered under the Exchange Act acting as an agent of WLR Foods in the purchase of Common Stock under the Plan.

     Initial Cash Payment - an initial cash investment in the Plan by an investor who is not currently a shareholder of record.

     Investment Date - the date on which Initial Cash Payments and Optional Cash Payments are invested in Common Stock purchased directly from WLR Foods; generally, the first Friday of each calendar month.

     Investment Period - the period which begins five business days prior to the Investment Date and ends on the fifteenth calendar day of the month in which the Investment Date falls.

     Optional Cash Payments - optional additional cash investments in the Plan.

     Participant - any person or entity who participates in the Plan, whether or not initially a holder of record of WLR Foods Common Stock.

     Plan - WLR Foods' Dividend Reinvestment and Stock Purchase Plan.

     Statement of Account - Quarterly statement mailed to Participants reporting the number of shares held in the Participant's account and the price paid for the shares; the attached stub should be used to terminate participation in the Plan, or withdraw shares in the Plan, and when submitting Optional Cash Payments.
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                            USE OF PROCEEDS

     WLR Foods does not know the number of shares that will ultimately be purchased under the Plan or the prices at which such shares will be purchased. The net proceeds realized by WLR Foods from shares of Common Stock purchased directly from the Company from time to time under the Plan will be added to the general funds of the Company and used for general corporate purposes.


                             LEGAL OPINION

     The validity of the Common Stock offered hereby will be passed upon for the Company by the law firm of Wharton, Aldhizer & Weaver, P.L.C., Harrisonburg, Virginia. As of the date of this Prospectus, members of the firm beneficially owned, in the aggregate, 13,683 shares of the Company's Common Stock.


                                EXPERTS

     The consolidated financial statements and schedules of the Company and its subsidiaries which are included or incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended June 27, 1998, have been incorporated by reference herein in reliance upon the reports of KPMG Peat Marwick LLP, independent auditors, upon the authority of that firm as experts in accounting and auditing. To the extent that KPMG Peat Marwick LLP audits and reports on the consolidated financial statements and schedules of the Company and its subsidiaries issued at future dates, and consents to the use of their reports thereon, such consolidated financial statements and schedules also will be incorporated by reference in this Prospectus in reliance upon their reports and upon said authority of such firm as experts in accounting and auditing.


                            INDEMNIFICATION

     In 1988, WLR Foods' shareholders approved changes to the Company's Bylaws, which changes afforded the Company's officers and directors the fullest liability protection available under Virginia law. Specifically, in any proceeding brought against WLR Foods' officers or directors by a shareholder in the right of the Company, or brought by or on behalf of shareholders of the Company, monetary damages awarded against the officers or directors are limited to $1; provided, however, that this cap will not apply if the officer or director engaged in willful misconduct or a knowing violation of criminal law or of any federal or state securities law.
                                       17
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     WLR Foods' Bylaws indemnify the Company's officers and directors against all liabilities and expenses arising out of proceedings against them, except liabilities and expenses incurred because of their willful misconduct or knowing violation of the criminal law.
The Company is also required to advance expenses of any officer or director in proceedings against them.

     WLR presently maintains an officer and director liability insurance policy in the amount of $10 million, with a deductible of $100,000 for corporate reimbursement only. The policy insures WLR Foods against loss by reason of wrongful acts by its officers and directors which WLR must indemnify, and it insures the officers and directors against loss by reason of their wrongful acts committed while serving WLR.

     Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to officers, directors, or persons controlling WLR pursuant to the foregoing provisions, WLR has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.
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